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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BEA Systems, Inc. for the registration of shares of its common stock, issued in connection with its acquisition of The Theory Center, and to the incorporation by reference therein of our report dated February 23, 1999, with respect to the consolidated financial statements and schedule of BEA Systems, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 1999 filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

Palo Alto, California
December 1, 1999